Exhibit 99.1

TRADING SYMBOLS:
In the U. S.: NYSE MKT: HTM and in Canada: TSX: GTH	May 22, 2012

U.S. GEOTHERMAL INC. ANNOUNCES SHARE PURCHASE
AGREEMENT WITH LINCOLN PARK CAPITAL FUND, LLC

BOISE, IDAHO, May 22, 2012 – U.S. Geothermal Inc. (NYSE MKT: HTM; TSX: GTH), a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy, announced today that it has signed a purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor, for the sale from time to time over a 36-month period of up to $10.75 million of U.S. Geothermal Inc. common stock. The agreement provides for an initial sale of $750,000 upon closing. The securities LPC has agreed to purchase under this agreement will be offered through a prospectus supplement pursuant to U.S. Geothermal’s effective shelf registration statement and base prospectus contained therein. Kuhns Brothers Securities Corporation (“KBSC”) acted as placement agent on behalf of the Company in connection with the transaction.

The net proceeds from LPC’s investments will be used to support ongoing construction projects, if required, and for general corporate purposes.

Mr. Daniel Kunz, Chief Executive Officer of U.S. Geothermal Inc. said, “This agreement provides us with flexibility to raise capital on an as needed basis at our sole discretion. The initial investment and additional commitment will ensure adequate liquidity as the Company completes construction at both the San Emidio and Neal Hot Springs projects.”

Under the purchase agreement, there are no upper limits to the price LPC may pay to purchase U.S. Geothermal common stock. LPC has no right to require any sales by U.S. Geothermal, but is obligated under the agreement to purchase the Company’s common stock, as U.S. Geothermal directs in its sole discretion as provided in the agreement. U.S. Geothermal may terminate the agreement at any time, without cost or penalty. Any time that U.S. Geothermal elects to sell shares to LPC, the pricing of that sale will be fixed pursuant to a formula that is based upon the market price of U.S. Geothermal common stock immediately preceding the notice to LPC without any fixed discount. Accordingly, U.S. Geothermal will know on that date of notice the price per share that LPC will be required to pay.

A more detailed description of the purchase agreement is set forth in U.S. Geothermal’s Current Report on Form 8-K filed with the SEC on May 22, 2012, which the Company encourages you to carefully review.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

Website: www.usgeothermal.com	NYSE AMEX: HTM	TSX: GTH

About U.S. Geothermal Inc.:
U.S. Geothermal Inc. is a leading renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada. The Neal Hot Springs project, located in eastern Oregon, is currently under construction and will be the Company’s third operating power project. The Company holds geothermal energy rights to approximately 69,500 acres comprising six advanced stage geothermal development projects. Please visit our website at: www.usgeothermal.com.

About Lincoln Park Capital Fund, LLC:
LPC is an institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information visit www.LincolnParkCapital.com.

About Kuhns Brothers Securities Corporation:
KBSC is an investment firm offering investment banking, financial advisory, portfolio management, and venture capital and private equity services. KBSC’s investment banking group provides client-focused corporate finance, M&A, and financial advisory services to domestic and international middle-market companies. KBSC’s investment bankers have extensive transaction experience across numerous sectors, and are fully committed to its clients’ long-term success.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:
Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. These statements are based on U.S. Geothermal Inc.'s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including but not limited to, U.S. Geothermal Inc.’s cash position and liquidity, the parties’ ability to comply with the terms and conditions of the purchase agreement, the results from the exploration, production and injection well drilling at San Emidio, development of additional Phases at San Emidio, injection well drilling at Neal Hot Springs, the successful settlement of any disputes with our partners, and the economic viability of developments at El Ceibello in Guatemala. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management's expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management's expectations, beliefs, or opinions, or other factors, should change.

The NYSE MKT and the TSX do not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	1505 Tyrell Lane, Boise, ID 83706	208-424-1027
www.usgeothermal.com